Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
August 6, 2020	NYSE American: GORO

GOLD RESOURCE CORPORATION ANNOUNCES CFO AND BOARD TRANSITIONAL PLANNING

Colorado Springs – August 6, 2020 – Gold Resource Corporation (NYSE American: GORO) (the “Company”) today announced the appointment of Ms. Kimberly Perry to succeed John Labate as Chief Financial Officer, who is retiring from the Company. Ms. Perry, a current member on the Board of Directors, will move into the CFO position and step down from her board seat effective August 14, 2020. Gold Resource Corporation is a gold and silver producer, developer and explorer with operations in Oaxaca, Mexico and Nevada, USA. The Company has returned consecutive monthly dividends since July 2010 and offers its shareholders the option to convert their cash dividends into physical gold and silver and take delivery.

Ms. Perry has served as a member of the Company’s Board of Directors since April 11, 2019. She is an accomplished mining professional with 16 years of industry experience. She has held senior executive positions including most recently at Alacer Gold Corporation as Treasurer & Vice President, and prior to that as Chief Compliance Officer & Director, Internal Audit (2012 to 2019). Prior to her tenure at Alacer Gold, Ms. Perry held increasingly senior positions at Newmont Mining Corporation including Director Finance Solutions, Compliance Audit Executive, and North America Internal Audit Manager (2005 to 2012). Ms. Perry graduated from Auburn University with a Bachelor of Science in Business Administration and is a Certified Public Accountant. Ms. Perry will maintain management of the Company’s Safety & Sustainability Committee. The Company plans to appoint a new independent board member in the near future to continue satisfying its exchange listing requirements.

After a successful 35-year career in the mining industry, Mr. Labate has made the decision to retire. Mr. Labate joined the Company as CFO in 2015 and has been instrumental in strengthening the Company’s financial strategy and structure. Mr. Labate has agreed to act as a consultant to the Company to ensure a smooth transition.

“It has truly been a pleasure working with John these past five years,” stated Gold Resource Corporation’s CEO and President, Mr. Jason Reid. “His professionalism, excellent work product and positive impact to the Company and its financial team will continue to have a constructive presence even after his departure. On behalf of the Board of Directors and team here at Gold Resource Corporation, we thank you and wish you a happy and content retirement.”

“I would like to welcome Ms. Perry to her upcoming post as CFO and welcome her to the management team of Gold Resource Corporation,” continued Mr. Reid. “Knowing her extensive experience and excellent reviews of our financial reports while serving on the Board, as well as her ESG focus, I am confident she will succeed and bring value as the Company’s CFO. Welcome aboard.”

"It has been a privilege to conclude my work career alongside the talented and dedicated Gold Resource Corporation team," said Mr. Labate. "I am proud of the progress we have made and the team we have built, and I am committed to ensuring a smooth transition."

About GRC:

Gold Resource Corporation is a gold and silver producer, developer and explorer with operations in Oaxaca, Mexico and Nevada, USA. The Company targets low capital expenditure projects with potential for generating high returns on capital. The Company has reached milestones including a decade of production, generated over $1 billion in revenue and has returned $114 million back to its shareholders in consecutive monthly dividends since July 2010. In addition, the Company also offers its shareholders the option to convert their cash dividends into physical gold and silver and take delivery. For more information, please visit GRC’s website, located at www.goldresourcecorp.com and read the Company’s 10-K for an understanding of the risk factors involved.

Cautionary Statements:

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “plan”, “target”, "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding Gold Resource Corporation’s strategy, future plans for production, future expenses and costs, future liquidity and capital resources, and estimates of mineralized material. All forward-looking statements in this press release are based upon information available to Gold Resource Corporation on the date of this press release, and the company assumes no obligation to update any such forward-looking statements. Forward looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company’s actual results could differ materially from those discussed in this press release. In particular, the scope, duration, and impact of the COVID-19 pandemic on mining operations, Company employees, and supply chains as well as the scope, duration and impact of government action aimed at mitigating the pandemic may cause the actual results and future events to differ materially from those expressed or implied by such forward-looking information. Also, there can be no assurance that production will continue at any specific rate. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company’s 10-K filed with the SEC.

Contacts:

Corporate Development

Greg Patterson

303-320-7708

www.goldresourcecorp.com